EXHIBIT 12

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Three Months Ended	Year Ended December 31,
	March 31, 2018	2017	2016	2015	2014	2013
Earnings
Income (loss) from continuing operations before provision for income taxes and redeemable noncontrolling interests	$(33,535)	$(90,978)	$(57,250)	$310,523	$(40,465)	$(46,949)
Amount recorded for equity in (earnings) loss of unconsolidated entities	588	5,866	6,110	6,831	(2,495)	23,404
Add:
Distributions of earnings from unconsolidated entities	—	—	—	996	995	—
Interest on indebtedness, net of premiums	52,290	209,412	199,870	168,834	107,598	133,697
Amortization of loan costs	2,453	13,219	24,097	18,680	7,237	7,772
Interest component of operating leases	66	267	343	288	115	341
	$21,862	$137,786	$173,170	$506,152	$72,985	$118,265

Fixed charges
Interest on indebtedness, net of premiums	$52,290	$209,412	$199,870	$168,834	$107,598	$133,697
Amortization of loan costs	2,453	13,219	24,097	18,680	7,237	7,772
Interest component of operating leases	66	267	343	288	115	341
Dividends to Class B unit holders	—	—	2,110	2,813	2,879	2,943
	$54,809	$222,898	$226,420	$190,615	$117,829	$144,753
Preferred stock dividends
Preferred Series A	$—	$2,539	$3,542	$3,542	$3,542	$3,542
Preferred Series D	1,262	18,211	20,002	20,002	20,002	20,002
Preferred Series E	—	—	6,280	10,418	10,418	10,418
Preferred Series F	2,212	8,849	4,130	—	—	—
Preferred Series G	2,858	11,430	2,318	—	—	—
Preferred Series H	1,781	2,494	—	—	—	—
Preferred Series I	2,531	1,238	—	—	—	—
	$10,644	$44,761	$36,272	$33,962	$33,962	$33,962

Combined fixed charges and preferred stock dividends	$65,453	$267,659	$262,692	$224,577	$151,791	$178,715

Ratio of earnings to fixed charges				2.66

Ratio of earnings to combined fixed charges and preferred stock dividends				2.25

Deficit (Fixed charges)	$32,947	$85,112	$53,250		$44,844	$26,488

Deficit (Combined fixed charges and preferred stock dividends)	$43,591	$129,873	$89,522		$78,806	$60,450